Exhibit 99.1

LeMaitre Vascular Acquires Artegraft

BURLINGTON, Mass., June 22, 2020 -- LeMaitre Vascular, Inc. (Nasdaq: LMAT) announced that it has acquired the business and assets of Artegraft, Inc. for $90.0 million, including $72.5 million in cash paid at closing ($65.0 million to Artegraft plus $7.5 in escrow to be released December 31, 2021) as well as potential earnout payments of $17.5 million payable based upon future sales of the acquired business. Under the terms of the deal, LeMaitre will continue to operate Artegraft’s manufacturing facility in North Brunswick, NJ for at least three and a half years and will retain most of Artegraft’s employees, including seven sales & marketing personnel.

Artegraft processes and sells biologic vascular grafts that are derived from bovine carotid arteries and are implanted primarily in hemodialysis access patients. The products are marketed under the brand Artegraft® and are sold only in the US. Artegraft generated trade sales of $15.6 million and estimated hospital-level sales of $18.6 million during the twelve-month period ended May 31, 2020. Artegraft’s unit sales grew 10% in 2019.

Dave Roberts, LeMaitre Vascular’s President, commented, “We are pleased to add Artegraft to our product offering, augmenting the suite of biologic and dialysis access products used by our core customer, the vascular surgeon. With this acquisition, we expect Artegraft to be the largest product line in our US sales bag and the cornerstone of our offering of devices used to treat patients with end-stage renal disease.”

Rick Gibson, CEO of Artegraft, commented, “With their focus on hemodialysis access procedures, biologic implants, and the vascular surgeon, LeMaitre Vascular is ideally positioned to build on Artegraft’s success. We look forward to working with the LeMaitre team to ensure a smooth transition of the business.”

LeMaitre Vascular financed the acquisition and related expenses with available cash on hand and a $65.0 million senior secured credit facility. The credit facility comprises a $40.0 million five-year term loan and a $25.0 million revolver and was provided by KeyBank National Association and Truist Bank.

SVB Leerink acted as exclusive financial advisor and Lowenstein Sandler LLP served as legal counsel to Artegraft. Cooley LLP served as legal counsel to LeMaitre Vascular.

Business Outlook

LeMaitre Vascular expects the acquisition to be accretive to profits in the first 12 months following the closing. Further guidance on how this acquisition will affect LeMaitre Vascular’s 2020 revenue, operating income and EPS expectations will be provided at the Company’s Q2 2020 earnings call in July.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices, implants and services for the treatment of peripheral vascular disease, a condition that affects more than 200 million people worldwide. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of its core customer, the vascular surgeon. The Company's diversified product portfolio consists of brand name devices used in arteries and veins outside of the heart. Additional information can be found at www.lemaitre.com.

LeMaitre and Artegraft are registered trademarks of LeMaitre Vascular, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results expected, including, but not limited to, the risk that the Company may not realize the anticipated benefits of its strategic activities; risks related to the integration of acquisition targets; risks related to the transition of manufacturing from a target to the Company; the duration and severity of the impact of COVID-19 on the global economy, our customers, our suppliers and our company; compliance with foreign regulatory requirements to market our products outside the United States; the risk of significant fluctuations in our quarterly and annual results due to numerous factors; the risk that assumptions about the market for the Company’s products and the productivity of the Company’s direct sales force and distributors may not be correct; the risk that we may not be able to maintain our recent levels of profitability; the acceleration or deceleration of product growth rates; risks related to product demand and market acceptance of the Company’s products and pricing; the risk that a recall of our products could result in significant costs or negative publicity; the risk that the Company is not successful in transitioning to a direct-selling model in new territories; and other risks and uncertainties included under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent filings with the SEC, all of which are available on the Company’s investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contacts

LeMaitre Vascular, Inc.
Sandra Millar
+1-781-425-1686
smillar@lemaitre.com

Source: LeMaitre Vascular, Inc.